Exhibit 10.23

One Kendall Square Suite B14202, Cambridge MA 02139 USA

September 30, 2015

Deirdre Cunnane

287 Commonwealth Avenue, #5

Boston, MA 02115

Dear Deirdre:

On behalf of Catabasis Pharmaceuticals, Inc. (the “Company”), I am pleased to set forth the terms of your employment with the Company, should you accept our offer:

You will be employed to serve on a full-time basis as Senior Vice President, General Counsel, effective November 30, 2015. In this role, you will initially report to Jill Milne, Chief Executive Officer, and have such duties and responsibilities as are customary for such a position and as are otherwise assigned to you from time to time by the Company.

Your base salary will be at the rate of $27,083 per month ($325,000 on an annualized basis), less all tax and other withholdings as required by law. Such base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

Following the end of each calendar year and subject to the approval of the Company’s Board of Directors (the “Board”), you will be eligible for a retention and performance bonus of up to 30% of your then current annualized base salary, based on your performance and the Company’s performance during the applicable calendar year, as determined by the Board in its sole discretion. You must be employed by the Company on the date on which bonuses are paid in order to be eligible for and to earn a bonus, as it also serves as an incentive to remain employed by the Company.  Any bonus would be pro-rated for the 2015 calendar year.

You may participate in any benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. Benefits are subject to change at any time in the Company’s sole discretion.

You will be eligible for a maximum of 3 weeks of paid vacation per calendar year. The number of vacation days for which you are eligible shall accrue at the rate of 1.25 days per month that you are employed during such calendar year.

Subject to the approval of the Board, the Company will grant you an option (the “Option”) under the Company’s Amended and Restated 2015 Equity Incentive Plan (the “Plan”) for the purchase of an aggregate of 47,200 shares of common stock of the Company at a price per share equal to the fair market value at the time of Board approval. The Option shall be subject to all terms, vesting schedules and other provisions set forth in the Plan and in a separate option agreement. The Option will be subject to 4-year vesting, commencing as of your employment start date, and will be subject to a 12-month cliff, with 25% vesting on the first anniversary of the grant date and an additional 1/48th vesting each month thereafter. The Option will be an incentive stock option to the maximum extent permitted by law.

If the Company terminates your employment without Cause (as defined below) or you resign employment with the Company for Good Reason (as defined below), you shall be eligible to receive severance pay constituting of an amount equal to six months of your base salary as in effect at the time of your termination, payable in accordance with the Company’s regular payroll procedures proportionately over such six month period, (such period, the “Severance Period’’) less applicable taxes and withholding.  You will also receive payment during the Severance Period of premiums under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for continued health benefit (medical and dental) coverage (for so long as you are eligible for and timely elect such continuation coverage under COBRA and remain eligible for participation in such plans under applicable law and plan terms and such payment of premiums does not result in taxation of or penalties on the Company or any participant). No severance benefits (the cash payments, the COBRA premiums), or the equity acceleration described below shall be paid under this offer letter unless you first execute and do not revoke a waiver and release in the form prepared by the

Company within 60 days following the date of termination, which provides for a release of any and all claims that you have or might have against the Company. The severance payments shall be paid or commence on the first payroll period following the date the waiver and release becomes effective (the “Payment Date”).    Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the termination, then the Payment Date shall be no earlier than January 1st of such subsequent calendar year. The distribution of any severance payments shall be subject to the provisions of Exhibit A attached hereto.  In addition, in the event the Company terminates your employment without Cause or you resign your employment with the Company for Good Reason within twelve months following a Change of Control, notwithstanding the terms of any stock option agreement, restricted stock agreement or other stock award (“Equity Awards”), the vesting of all Equity Awards held by you on the date of termination or resignation shall be automatically accelerated, effective as of the date of termination or resignation, such that such Equity Awards shall become l00% fully vested.

For purposes of this offer letter, “Cause” for termination shall be deemed to exist upon (a) a good faith finding by the Company of (i) your failure to satisfactorily perform your assigned duties for the Company, or (ii) your dishonesty, gross negligence or misconduct; (b) your indictment or conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony; or (c) your violation of any of the terms of the Restrictive Covenant Agreements (as defined below).

For purposes of this Offer letter, “Change of Control” means:

(a)                                 the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control Event: (x) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), or (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(b)                                 the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Company Voting Securities immediately prior to such Business Combination: provided that, where required to avoid additional taxation under Section 409A, the event that occurs must also be a “change in the ownership or effective control of a corporation,  or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Treasury Regulation Section 1.409A-3(i)(5).

For purposes of this offer letter, Good Reason shall mean the occurrence of any of the following: a material diminution in your base salary; a material diminution in your authority, duties or responsibilities; a material change in the geographic location at which you must perform service; or material breach by the Company of its obligations under this offer letter.

No resignation will be treated as resignation for Good Reason unless (x) you have given written notice to the Company of your intention to terminate your employment for Good Reason, describing the grounds for such action, no later than 90 days after the first occurrence of such circumstances, (y) you have provided the Company with at least 30 days in which to cure the circumstances, and (z) if the Company is not successful in curing the circumstance, you end your employment within 30 days following the cure period in (y).

You will be required to execute the enclosed Invention and Non-Disclosure Agreement and Non-Competition and Non-Solicitation Agreement (collectively, the “Restrictive Covenant Agreements”) as a condition of employment. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship for any reason, with or without Cause, at any time, with or without notice. Nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as otherwise explicitly set forth herein. This letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment.

If this letter correctly sets forth the terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to me, along with signed copies of the Restrictive Covenant Agreements, by October 7.  If you do not accept this offer by October 7, 2015, this offer will be deemed revoked.

Very Truly Yours,

By:
Name:	Jill C. Milne
Title:	Chief Executive Officer

The foregoing correctly sets forth the terms of my at-will employment by Catabasis Pharmaceuticals, Inc. I am not relying on any representations other than those set forth above.

Date:
Name:	Deirdre A. Cunnane

Exhibit A

Payments Subject to Section 409A

1.                                      Subject to this Exhibit A, payments or benefits under the offer letter shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under the offer letter, as applicable:

(a)                                 It is intended that each installment of the payments and benefits provided in the offer letter shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b)                                 If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in the offer letter.

(c)                                  If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i)                                     Each installment of the payments and benefits due under the offer letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the short-term deferral Period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the offer letter; and

(ii)                                  Each installment of the payments and benefits due under the offer letter that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2.                                      The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Exhibit A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3.                                      All reimbursements and in-kind benefits provided under the offer letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.

4.                                      The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the offer letter (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.